EXHIBIT 5.1

September 25, 2020

MainStreet Bancshares, Inc.

10089 Fairfax Boulevard

Fairfax, Virginia 22030

Ladies and Gentlemen:

We have acted as special counsel to MainStreet Bancshares, Inc., a Virginia corporation (the “Company”), in connection with the offering of an aggregate of 150,000 depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of the Company’s 7.50% Series A Fixed Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), with a liquidation preference of $1,000 per share of Series A Preferred Stock (equivalent to $25.00 per Depositary Share) and representing an aggregate of 3,750 shares (the “Shares”) of the Series A Preferred Stock, pursuant to the Underwriting Agreement, dated September 10, 2020 (the “Underwriting Agreement”) among the Company and Boenning & Scattergood, Inc. and B. Riley Securities, Inc., as representatives of the several other underwriters named in Schedule A to the Underwriting Agreement. The Shares are to be deposited against delivery of a depositary receipt (the “Depositary Receipt”) representing the Depositary Shares to be issued by American Stock Transfer & Trust Company, LLC (the “Depositary”) under a Deposit Agreement, dated as of September 15, 2020 (the “Deposit Agreement”), among the Company, the Depositary and holders from time to time of the Depositary Shares issued thereunder.

We have examined the Registration Statement on Form S-3 (File No. 333-24100) (the “Registration Statement”) filed by the Company on August 24, 2020 under the Securities Act of 1933, as amended; the Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, of the Company establishing the terms of the Series A Preferred Stock filed with the Virginia State Corporation Commission; and the Deposit Agreement. We also have examined a copy of a global Depositary Receipt representing the Depositary Shares. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinions set forth below, we have assumed that the Deposit Agreement has been duly authorized, executed and delivered by the Depositary and is the valid and legally binding obligation of the Depositary, that the Depositary Receipts have been duly issued against deposit of the Shares with the Depositary in accordance with the Deposit Agreement, that the certificate evidencing the Depositary Receipts conforms to the specimen thereof examined by us, and that the Depositary Receipts have been duly executed and delivered by the Depositary.

Upon the basis of such examination and assumptions, it is our opinion that the Shares have been validly issued and are fully paid and nonassessable, and that the Depositary Receipts evidencing the Depositary Shares have been validity issued and entitle the holders thereof to the rights specified in the Depositary Receipts and the Deposit Agreement, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We do not express any opinion herein concerning any law other than the laws of the Commonwealth of Virginia, the States of New York and Delaware, and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on September 25, 2020, and to the use of our name under the caption “Legal Matters” in the prospectus supplement relating to the Shares and the Depositary Shares included in the Registration Statement.

Very truly yours,

/s/Jones Walker LLP

Jones Walker LLP